FOR RIVERSOURCE VARIABLE PORTFOLIO - MANAGED SERIES, INC.


EXHIBIT 77C

RESULTS OF MEETING OF SHAREHOLDERS

RIVERSOURCE VARIABLE PORTFOLIO - MANAGED SERIES, INC.
JOINT SPECIAL MEETING OF SHAREHOLDERS HELD ON JAN. 29, 2008
(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a Fund.

To approve an Agreement and Plan of Reorganization between the Fund and a separate, corresponding newly-formed series of RiverSource Variable Series Trust, a Massachusetts business trust.

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                                                                       DOLLARS VOTED                             BROKER
FUND                                           DOLLARS VOTED "FOR"       "AGAINST"           ABSTENTIONS       NON-VOTES
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RiverSource Variable Portfolio - Balanced          1,612,890,650.782      68,824,805.716       94,961,718.893    0.000
Fund
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RiverSource Variable Portfolio - Diversified
Equity Income Fund                                 3,792,033,881.389     100,281,310.860      194,496,038.745    0.000
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